                                                                      EXHIBIT 99

VALUEVISION MEDIA REPORTS RECORD TV AND INTERNET SALES FOR FISCAL FOURTH QUARTER 2002 AND FULL YEAR
Monday March 17, 7:00 pm ET

COMPANY EXPECTS CONTINUED DOUBLE DIGIT SALES GROWTH IN 2003

MINNEAPOLIS, March 17 /PRNewswire-FirstCall/ -- ValueVision Media (Nasdaq: VVTV
- News) today announced financial results for the fourth quarter and fiscal year ended January 31, 2003.

    Fourth Quarter Ended January 31, 2003

    -- Consolidated net sales a record $158 million, up 16% over prior year period
    -- Internet net sales a record $26 million, up 30% over previous year quarter
    -- EBITDA (as defined below) was $5.6 million vs. $2.9 million in the year-ago quarter
    -- Full-time equivalent (FTE) homes of 50.5 million, up 2.4 million from last quarter

    Fiscal Year Ended January 31, 2003

    -- Consolidated net sales a record $555 million, a 20% increase over the previous year
    -- Internet net sales a record $94 million, up 52% over last year
    -- EBITDA for the full year of $5.4 million
    -- FTE growth of 6.5 million homes versus prior year-end


"In 2002, we achieved strong topline growth in spite of a period impacted by a challenging economy, uncertain times created by the threat of war, and a heavy promotional retail environment," said Gene McCaffery, ValueVision Media Chairman and CEO. "We also experienced another year of record success at ShopNBC.com. And we exceeded 50 million FTEs in our program distribution. Overall, through the difficulties of the past year, we continued to focus on putting the building blocks in place for long-term success: expanded program distribution, diversification of merchandise categories, and further development of e-commerce as a platform for growth.


"2003 should be a year of consolidation and stabilization for the company. Since 1998, our home growth has more than tripled and our revenue has nearly quadrupled."


Click on these links to view bar graphs:

Photo:

   -        http://www.newscom.com/cgi-bin/prnh/20030317/CGM072-a

   -        http://www.newscom.com/cgi-bin/prnh/20030317/CGM072-b


Continued McCaffery, "And yet over these same years, we experienced some disappointments: the scrapped SnapTV partnership, a handful of failed Internet investments, and significant challenges arising from our mid-year systems conversion. Moreover, we witnessed in the past three years a Nasdaq market decline of approximately 75% influenced by difficult economic conditions and international uncertainties. Today, the management team is committed to continued double digit growth in revenue and solid, dependable profitability in 2003 and beyond.


"With that said, our company priorities will be to make greater strides in diversifying our merchandise mix on both the TV and Internet channels, particularly in home, cosmetics, and consumer electronics. For instance, last year we grew our home category from 7% to 12% of total merchandise sales. This expansion will continue. Equally important, our endeavors will be supported by strengthened merchandise and IT organizations, which we have invested in over the past six months by appointing senior level managers and buyers in the aforementioned product areas. As we diversify our merchandising mix, I want to assure you we will not diminish our jewelry sales. Rather, we intend to make more productive our jewelry sales per hour and at the same time judiciously scale back the number of hours, thus allowing room to build new categories. This will be done carefully by closely monitoring our progress in the development of diversified categories, to ensure that the testing and ultimate introduction of these categories provide incremental sales and margin. This testing is well under way and will be a more defined goal and measurement going forward. It is imperative to the growth strategies of the company that the introduction of more popular price points and broader selections are achieved to more effectively take advantage of the rapid growth of our homes passed, and address broader interests to maximize our commerce penetration. The high-quality jewelry business we have developed over the years will be supported and further expanded going forward as well."


Added McCaffery, "The significant growth of our FTEs over the past few years has had significant costs attendant to those homes. While we will continue to pursue this aggressive distribution with our NBC partners, it is now time to invest in our business from a merchandise development and productivity per home as we focus in on maximizing these investments and providing steady growth in revenue and profitability going forward.


"It is probably true, on reflection, that our aggressive stance on revenue and profitability over the last few years did not adequately consider the challenges of such dramatic growth, its attendant cost, as well as operational and organizational challenges. The self-funding of these incremental distribution costs, totaling some $180 million over the past four years, while a challenging achievement, was done at some expense of funding a more expansive and in-depth merchandising organization to better address the needs of productivity per home and diversified offers appealing to more consumers. This has been identified as a key goal for 2003 and beyond, and is receiving the appropriate amount of funding and attention.


"We also intend to significantly improve our customers' shopping experience by rolling out a company-wide customer care initiative. This effort along with the expansion into new product categories should drive comparable store increases in the low to mid single digits as the 35 million homes added over the past four years continue to improve performance. We also expect to see continued strong sales increases in ShopNBC.com, a growth engine for the company, of 25% to 35%.


"Dick Barnes, ValueVision Media COO & CFO, said: "During the past year, we continued to make strategic investments in our company's future by significantly expanding our program distribution and implementing a company- wide systems conversion. Unfortunately, we encountered some unforeseen difficulties during the final stages of the systems conversion, which disrupted our business primarily from June through September. In the fourth quarter, we continued to make progress in stabilizing the system and I'm happy to say that we comfortably handled our highest volume quarter without any disruptions in the flow of our business."


EBITDA for the quarter was $5.6 million, including a $2.5 million benefit associated with the amendment of the Ralph Lauren Media services agreement described below. The Company defines EBITDA as its operating income (loss) for respective periods being reported excluding depreciation and amortization expense. EBITDA was adversely impacted in the fourth quarter by a slightly lower sales volume than expected. EBITDA was also adversely impacted by a lower gross margin rate than expected driven primarily by a heavier than expected retail promotional environment around the holidays. This higher level of promotional activity impacted the Company's gross margin rate for the fourth quarter, which improved to 38% before approximately 2% of promotional mark downs as the Company returned to a more normalized sales mix. Net fourth quarter gross margin was 36%, which compares to third quarter gross margin of 31% and fourth quarter prior year of 35%.


Ending cash and short-term investment balance for the quarter was $169 million, up $16 million from the previous quarter. In the first quarter of fiscal 2003, the Company used $11 million of cash to purchase its leased headquarters in Eden Prairie, Minnesota, which includes its TV production studios and jewelry distribution center. In addition, the Company will invest approximately $32 million in the previously announced agreement with Norwell Television LLC to acquire full power television station WWDP TV-46 in Boston, which reaches approximately 1.8 million cable households. Partly off-setting the investments will be the receipt of cash proceeds from the divestiture of 10 low power television stations for approximately $5 million, and the receipt of $11 million from the RLM services amendment described below.


"Both the headquarters and Boston Station purchases represent financially sound uses of cash to support the long-term growth of our business," said Barnes. "Also, considering our rapid growth in cable and satellite homes over the past few years, the low powered television stations no longer made strategic sense to the company, and as a result, were monetized."


In the fourth quarter, the Company wrote down its investment in the Ralph Lauren Media joint venture with NBC and Polo Ralph Lauren from $31 million to zero. This one-time investment write-down reflects the Company's significantly lowered expectations of the RLM joint venture, which operates Polo.com. In addition, the Company has agreed to amend, effective February 1, 2003, its existing customer care and fulfillment services agreement with RLM in exchange for an $11 million cash payment, which broadly covers the capital investment ValueVision made to provide these services and for early termination of the original services agreement. As part of the accounting for the $11 million payment, the Company wrote off $5.9 million of dedicated fixed assets associated with the fulfillment services arrangement that were deemed impaired, recorded $2.6 million as deferred revenue against the on-going services obligation through December 2003, and recorded the balance of the $2.5 million as services revenue in the fourth quarter as a contract termination payment. The Company still retains its 12.5% ownership stake in RLM, but will no longer be required to record any further equity losses against the RLM investment, which totaled $5.7 million in 2002.


"While the new management team has made good progress, we've obviously been disappointed with the financial success of RLM relative to original expectations. We feel that this amendment reflects a good decision for our shareholders," said Barnes. "Besides the $11 million cash payment, we will retain the right of first refusal to continue servicing RLM after December 31, 2003. We also gain the flexibility to devote our Bowling Green facility to more strategically support ValueVision and FanBuzz's growing business beyond 2003."


The RLM investment write-off, combined with the operating losses of the prior three years, has resulted in the decision to establish a full valuation reserve against the Company's net deferred tax assets in fiscal 2002. Based on the guidance outlined below for fiscal 2003 profitability, the Company therefore expects its effective income tax rate in 2003 to be approximately zero as it utilizes existing loss carryforwards.


In addition to the financial and program distribution results, other recent highlights included:

    -- Company to Acquire Full Power Television Station WWDP in Boston
    -- New Executives Hired to Strengthen Merchandise Team, Support Continued
       Growth
    -- FanBuzz and National Hockey League Enter Into Commerce Agreement
    -- ShopNBC Continues to Add New Brands and Shows
    -- Company Redesigns ShopNBC.com


Company to Acquire Full Power Television Station WWDP in Boston


ValueVision entered into an agreement with Norwell Television LLC to acquire full power television station WWDP TV-46 in Boston, which reaches approximately
1.8 million cable households. The Company entered into the agreement to build a long-term and cost effective distribution strategy in the attractive Boston area. The deal is expected to close after FCC approval, which is anticipated in the first quarter of 2003.


New Executives Hired to Strengthen Merchandise Organization, Support Continued Growth


Over the past six months, the Company has strengthened its merchandise and IT organizations. In addition to the additional buyers in products areas of jewelry, home, cosmetics, and consumer electronics, the Company appointed a number of senior level executives.


Liz Byerly Haesler joined the Company as Executive Vice President of TV and Internet Sales. For the past two years, Haesler was Senior Vice President of Merchandising at Marshall Field's, a $3 billion upscale department store retailer of 64 stores across the Midwest and a division of Target Corporation, based in Minneapolis. At ShopNBC, she has overall responsibility for merchandising across TV and Internet as well as marketing and production. In addition, Mrs. Haesler serves on the Executive Committee.


Additionally, Lynn Hempe joined the Company as Vice President of Merchandising, Home, Cosmetics & Ready to Wear. With a proven track record of success spanning 20 years in retail, Lynn will be responsible for profitably growing TV/Internet sales in these merchandise areas by continuing to expand existing product offerings as well as develop new product lines within. Lynn has been with Marshall Field's for the majority of her retail career, serving most recently as Divisional Merchandise Manager (DMM) of Textiles, Stationary, Trim, Books, & Confections.


Steve Danker joined the Company as Senior Vice President and Chief Information Officer, reporting to Dick Barnes, EVP, COO, & CFO. Danker brings an extensive retail IT background including CIO roles at Boston Chicken and The Musicland Group. Prior to Boston Chicken, Danker worked at IBM and NCR in sales, account management and product management roles. Most recently, he provided systems consulting to retail enterprises.


FanBuzz and NHL Enter Into Commerce Agreement

FanBuzz, a wholly owned subsidiary of ValueVision and a leading provider of commerce solutions to sports and media brands, and the National Hockey League, entered into an alliance to develop and operate the NHL catalog and online stores for the League and its 30 member clubs. As part of the agreement, fans have access to a broad selection of NHL licensed products, including the traditionally popular team jerseys, which can be personalized with the name and number of any NHL player or the customer's own name and number. FanBuzz is responsible for all facets of operation including web site development, merchandising, catalog production, customer service, order processing, garment decoration and product fulfillment. The new online store is located at www.shop.nhl.com .

In addition, FanBuzz recently entered e-commerce agreements with The Weather Channel and the American Museum of National History to power their respective online stores at www.weather.com and www.amnh.org. Building off its success at last years winter Olympics, where FanBuzz powered the e-commerce success of the Salt Lake Olympic Committee, FanBuzz also entered into agreements with national governing bodies, such as USA Basketball, and Olympic Bid Committees, such as NYC2012. FanBuzz's goal for 2003 is to provide premier media properties with a transactional revenue strategy that includes improved e-commerce capabilities, promotion and sale of branded merchandise on the ShopNBC television network, and additional product sales and distribution through ShopNBC.com.


ShopNBC Continues to Add New Brands and Shows to Its Programming Line-up


The Company continued to add new brands and shows to its programming line- up. Most recently, TV personality Rebecca Kolls extended an agreement to continue her home and garden show, "Home Living With Rebecca Kolls," on the shopping network. The Company also entered into a commerce and programming agreement with leading cataloguer Crossing Pointe/Blair, which debuted actress Jane Seymour along with her signature apparel collection. These developments are the latest addition to an on-going list of brand names including Bose, Solutions, AOL, and Gevalia.


Launch of Redesigned ShopNBC.com


ShopNBC's companion Internet site, ShopNBC.com, continued to experience strong growth throughout the fourth quarter, achieving $26 million in sales, up 30% over the year-ago period. Recently, the Company made significant strides in improving ShopNBC.com's performance and appearance through a web site redesign that added enhancements to online customer service, expanded merchandise assortment to over 10,000 items, and premiered a first-of-its-kind online media center, which will allow online customers to watch the ShopNBC shows being broadcast at that time, view past shows broadcast on ShopNBC, and enjoy new shows and materials created specially for ShopNBC.com.

    Outlook for Fiscal Year Ended January 31, 2004
    -- Consolidated net sales expected to be $630 million to $650 million, an increase of 14% to 17%
    -- EBITDA expected to be $25 million to $30 million, a 5-fold increase over the prior year
    -- Full-time equivalent household growth is expected to be 54 million to
       56 million at year-end
    -- Comparable net sales per FTE expected in the low to mid single digits

    Outlook for the First Quarter Ended April 30, 2003
    -- Consolidated net sales expected to be $135 million to $140 million, up 2%
       to 5% over the prior year period
    -- EBITDA for the quarter expected to be breakeven to $2 million


"Our financial outlook for 2003 is based on the presumption that economic and geopolitical uncertainties, including the possible threat of war, will lead to a slow start to the year," said Barnes. "As a result of operating in an uncertain environment with possible secondary implications impacting consumer confidence, consumer spending, and disruptions in TV viewership patterns, it is difficult to predict how these unforeseen implications will affect our company's performance. That said, however, we expect growth for the company to accelerate toward the end of the second quarter and continue through the year as we begin to lap the difficulties experienced in 2002 relating to the implementation of the company-wide ERP system as well as what we expect will be an improving economy. Additionally, our first quarter 2003 estimates compare to our strongest quarter of a year ago, which benefited from one-time sales of Olympic-related product."


This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the performance of the Ralph Lauren Media venture; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation

to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


ValueVision Media operates in the rapidly growing converged world of television, the Internet, and e-commerce. In an effort to capitalize on this industry, ValueVision Media owns and operates a number of assets and is organized into five synergistic entities: ShopNBC, ShopNBC Interactive, Enhanced Broadcast Technologies, ValueVision Direct, and FanBuzz. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please see the Company's website at www.valuevisionmedia.com .

                  VALUEVISION MEDIA, INC.  AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                        January 31,   January 31,
                                                           2003          2002
                                                      (In thousands, except share data)
                                     ASSETS
Current assets:
  Cash and cash equivalents                             $  55,109     $  62,108
  Short-term investments                                  113,525       165,723
  Accounts receivable, net                                 76,734        56,760
  Inventories                                              61,246        40,383
  Prepaid expenses and other                                7,449         5,189
  Deferred income taxes                                      --           4,943
   Total current assets                                   314,063       335,106
Property and equipment, net                                39,905        35,972
NBC Trademark License Agreement, net                       25,141        28,367
Cable distribution and marketing
 agreement, net                                             5,341         6,038
Goodwill                                                    9,442          --
Other intangible assets, net                                1,242          --
Investments and other assets                               11,140        42,827
                                                        $ 406,274     $ 448,310

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                      $  56,961     $  42,109
  Accrued liabilities                                      30,310        18,564
  Income taxes payable                                        226           144
   Total current liabilities                               87,497        60,817


Long-term capital lease obligations                         1,669           395

Deferred income taxes                                        --              98

Series A Redeemable Convertible Preferred Stock,
  $.01 par value, 5,339,500 shares
   authorized; 5,339,500
   shares issued and outstanding                           42,462        42,180


Shareholders' equity:
  Common stock, $.01 par value,
   100,000,000 shares authorized;
   36,171,250 and 38,061,455 shares
   issued and outstanding                                     362           381

  Common stock purchase warrants;
   8,235,343 and 8,198,485 shares                          47,638        47,466

  Additional paid-in capital                              244,134       273,505

  Accumulated other comprehensive
   losses                                                  (2,517)       (1,045)

  Note receivable from officer                             (4,098)       (4,006)

  Retained earnings (accumulated
   deficit)                                               (10,873)       28,519
   Total shareholders' equity                             274,646       344,820
                                                        $ 406,274     $ 448,310

                           VALUEVISION MEDIA, INC.
                                AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share data)
                                   (Unaudited)

                                           For the Three Months Ended          For the Twelve Months Ended
                                                   January 31,                          January 31,
                                              2003              2002              2003              2002
Net sales                                $    157,987      $    136,139      $    554,926      $    462,322
Cost of sales                                 100,809            88,133           355,579           290,349
 Gross profit                                  57,178            48,006           199,347           171,973


Operating expenses:
 Distribution and
  selling                                      47,810            42,450           177,812           150,448
 General and
  administrative                                3,802             2,670            16,085            14,659
 Depreciation and
  amortization                                  4,314             3,164            15,937            12,341
  Total operating
   expenses                                    55,926            48,284           209,834           177,448
Operating income
 (loss)                                         1,252              (278)          (10,487)           (5,475)

Other income (expense):
 Gain (loss) on sale
  and conversion of
  investments                                    --                 343              (533)              (69)
 Unrealized gain
  on security
  holdings                                       --                 876             1,021               346
 Write-down of
  investments                                 (31,078)             --             (32,148)           (7,567)
 Equity in losses
  of affiliates                                (1,203)           (2,486)           (5,669)           (8,838)
 Interest income                                  400             1,612             3,167             8,585
  Total other
   income (expense)                           (31,881)              345           (34,162)           (7,543)
Income (loss)
 before income
 taxes                                        (30,629)               67           (44,649)          (13,018)

Income tax
 benefit                                         (498)             (229)           (5,539)           (3,858)
Income (loss)
 before cumulative
 effect of accounting
 change                                       (30,131)              296           (39,110)           (9,160)

Cumulative effect
 of accounting change                            --                --                --                (329)

Net income (loss)                             (30,131)              296           (39,110)           (9,489)

Accretion of
 redeemable
 preferred stock                                  (71)              (70)             (282)             (280)

Net income (loss)
 available to common
 shareholders                            $    (30,202)     $        226      $    (39,392)     $     (9,769)

Net income (loss)
 per common share:
 Before cumulative
  effect of accounting
  change                                 $      (0.84)     $       0.01      $      (1.06)     $      (0.24)
 Cumulative effect
  of accounting
  change                                         --                --                --               (0.01)
  Net income (loss)                      $      (0.84)     $       0.01      $      (1.06)     $      (0.25)

Net income (loss)
 per common share:
 -- assuming dilution:
 Before cumulative
  effect of accounting
  change                                 $      (0.84)     $       0.01      $      (1.06)     $      (0.24)
 Cumulative effect of
  accounting change                              --                --                --               (0.01)
  Net income (loss)                      $      (0.84)     $       0.01      $      (1.06)     $      (0.25)

Weighted average
  number of common
  shares outstanding:

    Basic                                    36,151,676        37,878,623        37,173,453        38,336,376
    Diluted                                  36,151,676(a)     45,451,458        37,173,453(a)     38,336,376(a)

      (a) In accordance with SFAS No. 128, for the year-to-date period ended January 31, 2003 and 2002 and for the quarter ended January 31, 2003, approximately 7,499,000, 7,815,000 and 6,934,000 in-the-money diluted common shares, respectively, have been excluded from the computation of diluted earnings per share, as the effect of their inclusion would be antidilutive.


                SUBSCRIBER INFORMATION (estimated in millions)

                                               January 31,      January 31,         January 31,
                                                  2003             2002                 2001
Full-time Equivalent Subscribers                   50.5            44.0                 34.2
Total Subscribers                                  55.1            51.9                 42.6
Full-time Subscribers                              44.1            36.0                 27.6


                           VALUE VISION MEDIA, INC.
                              OPERATING STATISTICS

                                                                                           Twelve              Twelve
                                                       Fourth            Fourth            Months              Months
                                                      Quarter           Quarter            Ending              Ending
                                                     31-Jan-03         31-Jan-02          31-Jan-03           31-Jan-02
Ending FTE Households:
(in millions)
  Cable                                                32.9               28.7                 NA                 NA
  Satellite                                            17.6               15.3
  Total                                                50.5               44.0

ShopNBC Merchandise Sales Mix:
  Jewelry                                                69%                65%                69%                67%
  Computers & Accessories                                17%                24%                18%                23%
  Others                                                 14%                11%                13%                10%
  Total                                                 100%               100%               100%               100%

EBITDA (as defined) (000's) (a)                      $5,566             $2,886             $5,450             $6,866

    (a) EBITDA as defined for this statistical presentation represents operating income (loss) for the respective periods excluding depreciation and amortization expense.

------------------------------------
Source: ValueVision Media